EXHIBIT 4.13

CREDIT FACILITY CONTRACT

No.:

Credit Grantor (Party A): Baidu, Inc.
Credit Receiver (Party B): Qunar Cayman Islands Limited

In witness whereof, Party A and Party B have agreed as follows in relation to the credit facility granted by Party A to Party B, through negotiation on the basis of voluntariness, fairness, mutual benefits and honesty and trust:

Section 1                                             Credit Facility

1.                                      Party A grant Party B the credit facility of US$300 million or the equivalent amount in RMB, from which Party B shall use the fund drawn down as working capital of Party B or its affiliates or for other general business purpose. An affiliate refers to any company or other firm that directly or indirectly controls, is controlled by or is under common control with any Party hereto, as the case may be. The word “control” refers to possession, directly or indirectly, of more than 50% of the voting rights or management power of such Party. For the purpose of this Contract, each of Party A and Party B shall not be deemed as an affiliate of each other.

2.                                      The credit facility shall be used by Party B and its affiliates. The “credit facility” refers to the maximum amount of remaining credit loan available to Party B granted by Party A at a point of time within the term of credit, other than the amount in aggregate of the funds drawn down by Party B at times within the term of credit.

3.                                      Where the credit facility hereunder has been used up, the Parties agree to negotiate an additional credit facility, if necessary, on friendly and continuous basis.

Section 2                                             Term of Credit

The term of the credit facility is THREE (3) years, commencing from March 1, 2014 through February 28, 2017. Party B shall submit to Party A an application for withdrawal from the credit facility during such term, and Party A will not accept any application of withdrawal upon expiration of such term of credit.

Section 3                                             Use of Credit Facility

During the term of credit and within the credit facility under this Contract, Party B may draw down the credit facility once in a lump sum or at times. Where Party B notifies Party A of its demand of use of the credit facility, Party A and its PRC affiliates shall provide such fund within one month and enter into a fund use agreement with Party B, which constitutes integral part of this Contract with the same legal force. Such fund use agreement shall comply with applicable laws and regulations. For example, according to PRC laws, borrowings in large amount among enterprises shall be conducted by way of bank entrusted loans.

Party B’s drawdown of the credit facility in aggregate (i.e., the outstanding principal amount in aggregate that Party B has withdrawn from the credit facility), shall not exceed the maximum amount of credit facility at any time during the term of credit. Within the term of credit, Party B may apply for re-use of the part of credit facility that has been repaid, and the balance of the credit facility available to Party B will be automatically cancelled upon expiration of the term of credit.

Party B shall apply for withdrawal from the credit facility within the term of credit hereunder, and each sum of withdrawn amount shall commence to be used no later than the end date of the term of credit, or any such adjusted end date of the term of credit if such term of credit has been adjusted.

The term of use of each sum of withdrawn amount shall be provided by relevant fund use agreement, provided that such term shall not exceed three (3) years.

Section 4                                             Interest Rate

The interest rate of RMB-denominated loan hereunder shall be 10% discount of such interest rate of RMB-denominated borrowing for the same period as prescribed by the People’s Bank of China, valid at the date on which Party B applies for withdrawal from the credit facility. The interest rate of USD-denominated loan hereunder shall be otherwise negotiated by the Parties hereto by reference of the calculation mechanism of the interest rate of RMB-denominated loan.

Section 5                                             Terms of Repayment

Party B shall cause relevant repayment to be made in full amount by way of depositing the same to the account designated by Party A, prior to such date of interest settlement or such date of repayment as provided under the fund use agreement. If Party B has any difficulty in repaying the loan under the credit facility as a result of deficiency in liquidity or other reasonable commercial cause, Party A agrees that Party B may use Party B’s Class B ordinary shares to repay any balance of outstanding amount that cannot be repaid in cash.

In case Party B uses its Class B ordinary shares to repay the debt in part or in whole (including the principal amount and the interest), Party B will issue to Party A such number of Class B ordinary shares, based on the average closing price per share of such shares of ten (10) trading days prior to the maturity date of the loan due and payable, as equal to the amount in USD equivalent to the sum of the principal amount payable and accrued interest for the same period. If the said price is not available, such price of Party B’s Class B ordinary shares shall be determined in accordance with the result of evaluation by a third party appraisal institution agreed to by both Parties.

Section 6                                             Party A’s Rights and Obligations

1.                                      Party A has the right to know the borrower’s operation, financial activities and use of credit loan, and require Party B to provide its financial statement and other relevant documents, materials and information on timely basis. Party A shall assume relevant obligation of confidentiality for Party B’s above business secrets that come to Party A’s knowledge.

2.                                      Party A has the right to take back the principal amount of any loan and accrued interest in accordance with this Contract.

3.                                      Where Party B applies for withdrawal from the credit facility in accordance with this Contract, Party A shall promptly address such application and provide Party B with full amount of fund requested as a credit loan.

4.                                      Party A has the right to examine from time to time Party B’s use of credit facility hereunder, and Party A has the right to adjust the term of credit in case of any circumstance set forth in Section 8 herein.

Section 7                                             Party B’s Rights and Obligations

1.                                      Party B has the right to obtain the fund under credit facility in a timely manner in accordance with this Contract, and its use of such credit loan shall comply with relevant laws, contracts or agreements.

2.                                      Party B shall repay the outstanding principal amount of any credit loan and accrued interest thereon in a timely manner.

3.                                      Party B shall make available to Party A in a timely manner true and complete financial statement or other relevant materials and information, and shall cooperate with Party A in the examination of Party B’s operation, financial activities and use of credit loan hereunder.

4.                                      Party B’s use of fund under the credit facility shall comply with laws and regulations as well as this Contract and relevant fund use agreement.

5.                                      In case of any difference between this Contract and any contract of a specific credit loan entered into by Party A and Party B, such contract of a specific credit loan shall prevail, provided that any joint and several liability of Party B for any and all debts under this Contract or under relevant specific contract or agreement in relation to this Contract shall not be struck down or released.

6.                                      During the term of credit, without Party A’s written consent, no guarantee shall be provided for any other person (other than Party B’s affiliates) by Party B.

7.                                      During the term of credit, where Party B conducts any asset reorganization activity in any form including merger, acquisition, division or make any change to its power of management in any manner including contracting, lease, or make any change to its corporate organization structure or business pattern, or increase or decrease its registered capital, equity and change its any material investment without Party A’s written consent, Party A has the right to terminate the credit facility immediately and require Party B to repay in full the outstanding amount of the credit facility.

8.                                      In case of any change to Party B’s domicile, place of business operation or the address of its legal representative, Party B shall notify Party A in writing 15 days prior to such change.

9.                                      During the term of credit, without Party A’s written consent, Party B shall not borrow money from any third party.

Section 8                                             Liability of Breach

In event of occurrence of any of the following, it shall be deemed as Party B’s breach of contract:

i.                                          Party B fails to repay any outstanding amount payable in relation with Party A in a timely manner, including but not limited to the principal amount, accrued interest and other costs under this Contract or under any specific credit loan contract or agreement;

ii.                                       Party B fails to use any amount under the credit facility for the purpose prescribed in this Contract or in any other relevant contract or agreement with Party A;

iii.                                    Party A fails to fully perform any of its obligation or fully comply with any of the provisions under this Contract or under other relevant contract or agreement with Party A, and such failure has a material and substantial adverse effect on Party A’s interest, and in addition, Party B has not made any remedy satisfactory to Party A upon receipt of Party A’s written notice;

iv.                                   Party B, as a party to any loan contract or credit facility contract entered into with any third party, fails to repay any such debt thereunder or indicates that it is unable to repay such debt thereunder;

v.                                      Party B fails to perform its obligations hereunder, and such failure has a material and substantial adverse effect on Party A’s interest;

vi.                                   Party B is declared bankrupt or insolvent; and

vii.                                The occurrence of any other event in connection with this Contract that may, at Party A’s reasonable judgment, materially jeopardize or harm Party A’s rights and interest, e.g., the circumstance under which the guarantor’s capacity of guaranty becomes obviously insufficient, or any material change of market condition or national policy in relation to Party B’s operation that would have material adverse effect on Party B’s operation.

Upon occurrence of any breach of contract, Party A shall have the right to adjust, decrease or terminate this credit facility and term of credit, at its option based on the materiality of such breach of contract, and shall have the right to take any or all of the following actions:

a.                                      to declare an early maturity of all obligations of debt, directly or indirectly, derived from this Contract, and require Party B to repay such debt in full amount immediately;

b.                                      to require Party B to bear various reasonable costs (including but not limited to legal fees and litigation fees) incurred by Party A to execute its creditor’s rights;

c.                                       to require Party B to provide or supplement guarantee in the form including but not limited to guaranty, charge and pledge;

d.                                      other measures to protect its rights and interest hereunder in compliance with relevant laws and regulations.

Section 9                                             Severability

If any provision herein or any provision applicable to any party or condition is held invalid, illegal or unenforceable, no other provisions of the Contract shall be prejudiced, and such other provisions shall remain to the extent permitted by law. Both Parties will make best efforts to reach a fair solution to the same economic effect of this Contract.

Section 10                                      Governing Law

This Contract is governed by the laws of Hong Kong SAR of the People’s Republic of China. Any dispute, controversy or complaint arising out of this Contract and the breach, termination or invalidity thereof, shall be settled by arbitration of the Hong Kong International Arbitration Centre (HKIAC) under UNCITRAL Arbitration Rules in force, and the Parties shall observe the resolution through international arbitration process of HKIAC.

Section 11                                      Effectiveness of the Contract and Miscellaneous

1.                                      This Contract will take effect upon both Parties’ signatures by their respective legal representatives or authorized signatories, affixed with their respective official seals.

2.                                      In connection with any issue not covered herein, both Parties shall enter into a written supplemental agreement through negotiation.

3.                                      This Contract is made in duplicate, with the same legal force. This Contract is executed in Chinese language, and any English version is a translation of the Chinese version. In case of any difference between both versions, the Chinese version shall prevail. Party A and Party B shall each hold one Chinese counterpart.

Party A (Credit Grantor): (Official Seal) Baidu, Inc.
Legal Representative or Authorized Signatory: /s/ Baidu, Inc.

Party B (Credit Receiver): (Official Seal) Qunar Cayman Islands Limited
Legal Representative or Authorized Signatory: /s/ Qunar Cayman Islands Limited

February 27, 2014